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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 2 to Registration Statement No. 333-30710 of Synchronicity Software, Inc. (formerly Synchronicity, Inc. of Massachusetts) of our report dated February 17, 2000 (March 6, 2000 as to Note 10 and April 17, 2000 as to the effects of the restatement described in Note 11) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in accounting for revenue in 1998 and the restatement described in Note 11) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.







/s/ Deloitte & Touche LLP
------------------------
DELOITTE & TOUCHE LLP


Boston, Massachusetts
April 24, 2000